EXHIBIT 4.2

                                2004 WARRANT PLAN
                                  ARTICLE ONE

      I.    PURPOSE OF THE PLAN

      This 2004 WARRANT PLAN is intended to promote the interests of INTERNATIONAL MICROCOMPUTER SOFTWARE, INC., a California corporation (the "Corporation"), by providing eligible persons with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in the service of the Corporation.

      Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.

      II.   ADMINISTRATION OF THE PLAN

      A. The Plan shall be administered by the Corporation's Board of Directors (the "Board"). However, any or all administrative functions otherwise exercisable by the Board may be delegated to the Compensation Committee of the Board (the "Committee"). Members of the Committee shall serve for such periods of time as the Board may determine and shall be subject to removal by the Board at any time. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

      B. The Board or the Committee, as applicable (the "Plan Administrator") shall have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Plan and to make such determinations under, and issue such interpretations of, the Plan and any outstanding warrants or stock issuances thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan or any warrant or stock issuance thereunder.

      III.  ELIGIBILITY

      A. Warrants may be granted under the Plan to any persons described in the definition of "employee benefit plan" under Rule 405 promulgated pursuant to the Securities Act of 1933, as amended, including without limitation:

                  (i) Employees,

                  (ii) non-employee members of the Board or the non-employee members of the board of directors of any Parent or Subsidiary, and


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                  (iii) consultants and other  independent  advisors who provide services to the Corporation (or any Parent or Subsidiary).

            B. The Plan Administrator shall have full authority to (i) determine which eligible persons are to receive warrant grants, the time or times when such warrant grants are to be made, the number of shares to be covered by each such grant, the time or times at which each warrant is to become exercisable, the vesting schedule (if any) applicable to the warrant shares, the maximum term for which the warrant is to remain outstanding, and (ii) provide such other terms as the Plan Administrator may deem appropriate to a particular grant.

      IV.   STOCK SUBJECT TO THE PLAN

            A. The stock  issuable  under the Plan shall be shares of authorized but unissued or reacquired Common Stock. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed six hundred thousand (600,000) shares; provided, however, that the number of shares issuable on exercise of outstanding warrants under the Plan and all other stock option, stock bonus and similar plans or agreements of the Corporation (except as otherwise provided by the California Corporations Code and regulations promulgated thereunder) shall at no time exceed thirty percent (30%) of the number of outstanding shares of the Corporation's capital stock. In the event that the Board authorizes the grant of options under the Plan such that the 30% limit set forth above is exceeded, those options authorized in excess of the 30% limit will not be considered granted until such time as (i) additional shares are issued by the Corporation to bring the authorized options within the 30% limit, or (ii) the consent of the holders of at least two-thirds of the Company's outstanding shares is obtained to the issuance of options in excess of the 30% limit.

            B. Shares of Common Stock subject to outstanding warrants shall be available for subsequent issuance under the Plan to the extent (i) the warrants expire or terminate for any reason prior to exercise in full.

            C. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan and (ii) the number and/or class of securities and the exercise price per share in effect under each outstanding warrant in order to prevent the dilution or enlargement of benefits thereunder. The adjustments determined by the Plan Administrator shall be final, binding and conclusive. In no event shall any such adjustments be made in connection with the conversion of one or more outstanding shares of the Corporation's preferred stock into shares of Common Stock.

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